UNOFFICIAL TRANSLATION

Registraire des entreprises

RE-509 (2012-07)

Page 1

Articles of consolidation

Quebec Enterprise Number	
NEQ	1 1 6 1 6 3 4 8 8 7

Business Corporations Act, CQLR c. S-31.1

1. **Name of the Corporation**

   MILESTONE PHARMACEUTIQUES INC.

   Versions of name of the Corporation in another name other than French, if applicable

   MILESTONE PHARMACEUTICALS INC.

2. **Share capital**

   See attached Schedule 1.

3. **Restrictions on the transfer of instruments or shares**, if applicable

   None.

4. **Number of directors**

   Fixed number ____________ or Minimum Number 3

   Maximum Number 15

Sign the form and return it along with the required payment. Do not fax

Reserved for Administration

UNOFFICIAL TRANSLATION RE-509 (2012-07) Page 2 If insufficient space provided above, attach a schedule, indicate the section and number the pages, if necessary. 5.Restrictions on business activities, if applicable None 6.Other provisions, if applicable See attached Schedule 2. 7.Date and time to be assigned to the certificate, if applicable Date Hour 8.Signature Name of authorized director or officerSignature of authorized director or officer

SCHEDULE 1 AUTHORIZED SHARE CAPITAL The shares of the Corporation shall consist of an unlimited number of common shares (“Common Shares”) and an unlimited number of preferred shares (“Preferred Shares”) issuable in one or more series. The rights and restrictions attaching to each class of shares of the Corporation are as follows: A. COMMON SHARES 1. Voting Rights Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another particular class or series shall have the right to vote. At each such meeting, each Common Share shall entitle the holder thereof to one (1) vote. 2. Dividends; Rights on Liquidation, Dissolution, or Winding-Up The Common Shares shall be subject to and subordinate to the rights. privileges, restrictions and conditions attaching to the Preferred Shares and the shares of any other class ranking senior to the Common Shares, as to the right to receive dividends and to receive the remaining property and assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs. For the avoidance of doubt, holders of Common Shares shall, subject always to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Common Shares, be entitled to receive (i) such dividends as the Board of Directors of the Corporation shall determine, and (ii) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Corporation. B. PREFERRED SHARES 1. Directors’ Authority to Issue in One or More Series The directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series. 2. Terms of Each Series Before the first shares of a particular series are issued, the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of

- 2 - preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto. 3. First Shares of Each Series Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the enterprise registrar the articles of amendment containing a description of such series including the designations, rights and restrictions determined by the directors. 4. Ranking of Preferred Shares No rights, privileges, restrictions or conditions attaching to a series of Preferred Shares shall confer upon a series a priority over any other series of Preferred Shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation. The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs. 5. Priority The Preferred Shares shall be entitled to priority over the Common Shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the Preferred Shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs. 6. Other Preferences The Preferred Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the Common Shares and over any other shares of the Corporation ranking junior to Preferred Shares as may be determined in the case of such series of Preferred Shares in accordance with paragraph 2.

- 3 - 7. Participation If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of Preferred Shares are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. 8. Voting Rights Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation. 9. Conversion Right The Preferred Shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation. 10. Variation of Rights The provisions attaching to the Preferred Shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the Preferred Shares as a class.

SCHEDULE 2 OTHER PROVISIONS 1. The annual meeting of the shareholders may be held at any place, in or outside of the Province of Québec, as may be determined by the directors. 2. In the event the corporation becomes a reporting issuer (as defined in the Business Corporations Act (Québec) (the “Act”)) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint from time to time one or more additional directors within the limits provided in the Act.